Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-213637 and 333-124772) on Form S-8 of Trustmark Corporation of our report dated February 23, 2026, relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Fort Lauderdale, Florida

February 23, 2026